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                              EXHIBIT (11)

                            CMI CORPORATION
              STATEMENTS RE COMPUTATION PER SHARE EARNINGS
                 (In thousands, except per share data)

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
                                             Three Months Ended     Six Months Ended
                                                  June 30               June 30
                                             ------------------     ----------------
                                                1996       1995       1996      1995
                                                ----       ----       ----      ----

PRIMARY EARNINGS PER SHARE

Net income per statement of operations       $ 1,784     14,804      3,879    17,176

Deduct dividends on preferred stock          $     0         24        121       181

Deduct accretion of preferred stock discount $     0          3          0         5
                                              ------     ------     ------    ------
Net Income Available to Common Stock         $ 1,784     14,777      3,758    16,990
                                              ======     ======     ======    ======
Weighted average common shares outstanding    20,387     20,357     20,384    20,355

Add dilutive effect of outstanding stock
  options (as determined using the treasury
  stock method)                                  425        571        409       564
                                              ------     ------     ------    ------
Weighted average common shares outstanding,
  as adjusted                                 20,812     20,928     20,793    20,919
                                              ======     ======     ======    ======
Primary earnings per share                   $   .09        .71        .18       .81
                                              ======     ======     ======    ======

FULLY DILUTED EARNINGS PER SHARE

Net income applicable to common stock as
  shown in primary computation above         $ 1,784     14,777      3,758    16,990
                                              ------     ------     ------    ------
Weighted average common shares outstanding    20,387     20,357     20,384    20,355

Add fully dilutive effect of outstanding
  stock options (as determined using the
  treasury stock method)                         425        571        409       564
                                              ------     ------     ------    ------
Weighted average common shares outstanding,
  as adjusted                                 20,812     20,928     20,793    20,919
                                              ======     ======     ======    ======
Fully diluted earnings per share             $   .09        .71        .18       .81
                                              ======     ======     ======    ======
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